UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 17, 2010

Commission file number 333-113658

Sensus (Bermuda 2) Ltd. (Exact name of registrant as specified in its charter)	Sensus USA Inc. (Exact name of registrant as specified in its charter)

Bermuda	98-0413362	Delaware	51-0338883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)	(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8601 Six Forks Road, Suite 700, Raleigh, North Carolina 27615

(Address of principal executive offices) (Zip Code)

(919) 845-4000

(Registrants’ telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

As previously disclosed, the audit committee of the board of directors (the “Audit Committee”) of Sensus (Bermuda 2) Ltd. and Sensus USA Inc. (collectively, the “Company”), with the assistance of the Company’s independent registered public accounting firm, initiated an internal review of the Company’s accounting practices with respect to the recognition of revenue for transactions related to certain customer contracts and certain other accounting matters.

Prior to closing its books for the fiscal quarter ended September 30, 2010, the Company identified errors in the application of its revenue recognition practices with respect to certain customer contracts. Instead of recognizing all revenue for product deliveries under such contracts, the Company has determined that it should have deferred a portion of the revenue under those contracts. The Company is currently working, with the assistance of its independent registered public accounting firm, to quantify the impact of the error on the Company’s historical financial statements.

As a result of these errors, on November 17, 2010, after consultation with the Company’s management and independent registered public accounting firm, the Audit Committee concluded, based on the preliminary results of its review, that the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2010, and the related reports of the Company’s independent registered public accounting firm thereon, the unaudited interim consolidated financial statements for each of the fiscal quarters in the year then ended and its unaudited interim consolidated financial statements for the fiscal quarter ended June 30, 2010, should no longer be relied on and should be restated. Similarly, press releases, reports and shareholder communications describing the Company’s financial statements and results of operations for these periods should no longer be relied on.

The precise impact on the financial statements will not be known until the Company has completed its internal review. The Company preliminarily estimates that its net sales for the fiscal year ended March 31, 2010 will decrease by approximately $10 million to $15 million and that its net sales for the fiscal quarter ended June 30, 2010 will decrease by approximately $2 million to $4 million, in each case, primarily as a result of the non-cash deferral of revenue for the affected customer contracts. The Company does not expect the restatement to materially affect its previously reported cash flows from operations or its compliance with the financial covenants under its senior credit facilities. The Company cautions that the foregoing preliminary estimates are based on information currently available to the Company and preliminary analysis performed by the Company to date. These preliminary estimates are subject to material change as the Company develops additional information and performs comprehensive analyses.

The foregoing information is based on facts obtained to date from the Audit Committee review and the Company’s internal reviews and analyses of the Company’s historical accounting practices and previously issued consolidated financial statements. The review and internal accounting analyses are ongoing, and additional information could be discovered as part of the ongoing investigation and internal analyses, or in connection with the preparation of the restated consolidated financial statements, that could result in the Company identifying additional accounting errors, requiring it to make additional adjustments, which could be material, to the Company’s previously issued consolidated financial statements.

This Form 8-K contains statements, including statements regarding the internal review currently being undertaken by the Company, statements regarding the periods that are expected to be impacted by the restatement, statements regarding the anticipated filing of the Company’s amended Annual Report on Form 10-K for the fiscal year ended March 31, 2010, its amended Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2010 and its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2010 and statements as to the Company’s preliminary estimates as to the impact on net sales of the Company for the affected periods, that are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect the Company’s current expectations, but the Company can give no assurance that such expectations will prove to be accurate. The Company’s expectations expressed or implied in these forward-looking statements may turn out to be incorrect. Actual results could vary materially from the description contained herein due to many factors, including the outcome of the Company’s internal review, including a determination that the revenue recognition errors are more widespread than originally contemplated or that other accounting errors have been made historically, which could require adjustments to the Company’s estimates. The Company can also make no assurance that, as a result of its internal review, additional accounting issues will not be uncovered that will have an impact on past or future results of operations. The forward-looking statements made in this Form 8-K speak only as of today, and the Company does not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSUS (BERMUDA 2) LTD.

Dated: November 17, 2010	By:	/S/ PETER MAINZ
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President

SENSUS USA INC.

Dated: November 17, 2010	By:	/S/ PETER MAINZ
	Name:	Peter Mainz
	Title:	Chief Executive Officer & President